NEWS RELEASE

	Contacts:	Amir Barash, Vice President-IR Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe DRG&L / 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Reports Third Quarter Results

Declares Quarterly Cash Dividend
Company schedules conference call for November 7, 2012 at 9:00 a.m. Eastern
DALLAS, TEXAS, November 5, 2012 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the third quarter of 2012. Net income for the third quarter of 2012 was $43.2 million, or $0.76 per share, compared to net income of $28.6 million, or $0.51 per share, for the same period last year. Excluding special items, Alon recorded net income of $47.6 million, or $0.84 per share, for the third quarter of 2012, compared to net income of $39.0 million, or $0.70 per share, for the same period last year.
Net income for the first nine months of 2012 was $56.9 million, or $1.01 per share, compared to net income of $55.4 million, or $1.00 per share, for the same period last year. Excluding special items, Alon recorded net income of $91.3 million, or $1.62 per share, for the first nine months of 2012, compared to net income of $74.5 million, or $1.35 per share, for the same period last year.
Paul Eisman, CEO and President, commented, “We are pleased with our third quarter results, and the positive impact these results are having on our balance sheet. The Company continues to benefit from good operations in a positive margin environment. During the third quarter, we increased throughput at each of our refineries versus the second quarter, and also realized increased sales in both Asphalt Marketing and Alon Brands. We generated very favorable operating margins of $28.19 per barrel at our Big Spring Refinery and $11.28 per barrel at our Krotz Springs Refinery. In Krotz Springs we processed on average a record of over 23,000 barrels per day of WTI.
“During the third quarter, we generated over $100 million of cash flow from operating activities, which was used to reduce total debt by $75 million. We were able to achieve this even though our reported results for the quarter were negatively impacted by $39 million of losses on commodity swap hedge positions comprised of $34 million of realized losses and $5 million of unrealized losses.
“We filed an amendment to the Form S-1 of Alon USA Partners, LP. We intend to use the net proceeds of the offering to reduce our outstanding indebtedness.
“California remains challenging from an asphalt refining perspective, as low demand and value for produced asphalt in a high cost West Coast crude environment led to disappointing financial results. We are currently evaluating alternatives to improve the short and long term profitability of our California refining operations. With the end of the asphalt season, we are suspending refining operations in California. As mentioned last quarter, we have submitted permit applications to ship via rail lighter mid-continent crudes to replace the heavier West Coast crudes currently used in the California system. We expect to receive these permits, as well as to complete required infrastructure build out and to enter into the required supply arrangements, by the fourth quarter of 2013.
“For the fourth quarter of 2012, we expect the average throughput at the Big Spring refinery to be approximately 71,000 barrels per day and 74,000 barrels per day at the Krotz Springs refinery. At Krotz Springs, we expect to process 25,000 barrels per day of WTI increasing to 30,000 barrels per day of WTI by year end.”

THIRD QUARTER 2012
Special items reduced earnings by $4.4 million for the third quarter of 2012 which included after-tax losses of $2.8 million associated with unrealized losses on commodity swaps and $1.6 million associated with loss recognized on disposition of assets. Special items reduced earnings by $10.4 million for the third quarter of 2011 which primarily included an after-tax loss associated with heating oil call option crack spread contracts.
Refinery operating margin at the Big Spring refinery was $28.19 per barrel for the third quarter of 2012 compared to $23.05 per barrel for the same period in 2011. This increase is mainly due to higher Gulf Coast 3/2/1 crack spreads and a widening sweet/sour spread. Refinery operating margin at the California refineries was $0.12 per barrel for the third quarter of 2012, compared to $3.64 per barrel for the same period in 2011. This decrease is mainly due to the cost of crude oil used by the refinery. The Krotz Springs refinery operating margin was $11.28 per barrel for the third quarter of 2012, compared to $7.77 per barrel for the same period in 2011. This increase is mainly due to lower crude oil costs with the addition of WTI priced crude oils and higher Gulf Coast 2/1/1 high sulfur diesel crack spreads.
The refineries' combined refinery throughput for the third quarter of 2012 averaged 171,086 barrels per day ("bpd"), consisting of 69,563 bpd at the Big Spring refinery, 32,298 bpd at the California refineries, and 69,225 bpd at the Krotz Springs refinery, compared to 162,214 bpd for the third quarter of 2011, consisting of 56,828 bpd at the Big Spring refinery, 39,056 bpd at the California refineries, and 66,330 bpd at the Krotz Springs refinery.
The average Gulf Coast 3/2/1 crack spread for the third quarter of 2012 was $31.76 per barrel compared to $31.28 per barrel for the same period in 2011. The average West Coast 3/1/1/1 crack spread for the third quarter of 2012 was $14.40 per barrel compared to $11.22 per barrel for the same period in 2011. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the third quarter of 2012 was $15.91 per barrel compared to $12.44 per barrel for the same period in 2011.
The average WTI to WTS spread for the third quarter of 2012 was $3.34 per barrel compared to $0.82 per barrel for the same period in 2011. The average LLS to WTI spread for the third quarter of 2012 was $15.02 per barrel compared to $18.87 per barrel for the same period in 2011. The average WTI to Buena Vista spread for the third quarter of 2012 was $(14.14) per barrel compared to $(17.52) per barrel for the same period in 2011.
Asphalt margins for the third quarter of 2012 were $25.49 per ton compared to $25.68 per ton for same period in 2011. On a cash basis (i.e. excluding inventory effects), asphalt margins in the third quarter of 2012 were $37.13 per ton compared to $23.07 per ton in the third quarter of 2011. This increase is due primarily to higher asphalt sales prices. The average blended asphalt sales price increased 21.8% from $540.07 per ton in the third quarter of 2011 to $657.68 per ton in the third quarter of 2012 and the average non-blended asphalt sales price increased 2.3% from $383.87 per ton in the third quarter of 2011 to $392.76 per ton in the third quarter of 2012.
Retail fuel sales volume increased by 7.9% from 40.8 million gallons in the third quarter of 2011 to 44.0 million gallons in the third quarter of 2012. Our branded fuel sales volume increased by 5.9% from 95.2 million gallons in the third quarter of 2011 to 100.8 million gallons in the third quarter of 2012.
Also impacting earnings for the third quarter of 2012 was pre-tax realized losses on commodity swaps of $33.8 million. There were no significant realized losses on commodity swaps for the third quarter of 2011.
YEAR-TO-DATE 2012
Special items reduced earnings by $34.3 million for the first nine months of 2012 which included after-tax losses of $22.4 million associated with unrealized losses on commodity swaps, $4.4 million associated with heating oil call option crack spread contracts, $5.8 million associated with the write-off of unamortized original issuance discount due to the repayment of the Alon Brands term loan and $1.7 million associated with loss recognized on disposition of assets. Special items reduced earnings by $19.1 million for the first nine months of 2011 which included primarily an after-tax loss of $32.7 million associated with heating oil call option crack spread contracts and an after-tax gain of $13.5 million associated with a reduction in system inventories.
Refinery operating margin at the Big Spring refinery was $23.85 per barrel for the first nine months of 2012 compared to $20.67 per barrel for the same period in 2011. This increase is primarily due to higher Gulf Coast 3/2/1 crack spreads and a widening of the sweet/sour spread. Refinery operating margin at the California refineries was $1.60 per barrel for the first nine months of 2012, compared to $(0.16) per barrel for the same period in 2011. This increase is mainly due to an increase in West Coast 3/1/1/1 crack spreads. Refinery operating margin at the Krotz Springs refinery was $7.55 per barrel for the first nine months of 2012 compared to $5.61 per barrel for the same period in 2011. This increase is mainly due to lower crude oil costs with the addition of WTI priced crude oils and higher Gulf Coast 2/1/1 high sulfur diesel crack spreads.
The refineries’ combined throughput for the first nine months of 2012 averaged 155,769 bpd, consisting of 67,884 bpd at the Big Spring refinery, 21,472 bpd at the California refineries and 66,413 bpd at the Krotz Springs refinery compared to 144,515 bpd in the first nine months of 2011, consisting of 60,889 bpd at the Big Spring refinery, 21,357 bpd at the California refineries and 62,269 bpd at the Krotz Springs refinery. The California refineries were not in operation for the first quarter of 2012 and 2011.
The average Gulf Coast 3/2/1 crack spread for the first nine months of 2012 was $27.54 per barrel compared to $24.53 per barrel for the same period in 2011. The average West Coast 3/1/1/1 crack spread for the first nine months of 2012 was $12.84 per barrel compared to $11.09 per barrel for the same period in 2011. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the first nine months of 2012 was $12.05 per barrel compared to $9.87 per barrel for the first nine months of 2011.
The average WTI to WTS spread for the first nine months of 2012 was $4.09 per barrel compared to $2.47 per barrel for the first nine months of 2011. The average LLS to WTI spread for the first nine months of 2012 was $15.25 per barrel compared to $14.55 per barrel for the same period in 2011. The average WTI to Buena Vista spread for the first nine months of 2012 was $(13.97) per barrel compared to $(11.20) per barrel for the same period in 2011.
Asphalt margins in the first nine months of 2012 increased to $46.76 per ton compared to $15.99 per ton in the first nine months of 2011. On a cash basis, asphalt margins in the first nine months of 2012 were $31.10 per ton compared to $12.86 per ton in the first nine months of 2011. This increase was primarily due to asphalt sales prices increasing more than crude oil costs. The average blended asphalt sales price increased 15.5% from $539.52 per ton in the first nine months of 2011 to $623.24 per ton in the first nine months of 2012 and the average non-blended asphalt sales price increased 12.9% from $337.82 per ton in the first nine months of 2011 to $381.49 per ton in the first nine months of 2012. The average price for Buena Vista crude increased 3.3%, from $106.62 per barrel in the first nine months of 2011 to $110.14 per barrel in the first nine months of 2012.
Retail fuel sales volume increased by 9.4% from 115.9 million gallons in the first nine months of 2011 to 126.8 million gallons in the first nine months of 2012. Our branded fuel sales volume increased by 6.8% from 272.1 million gallons in the first nine months of 2011 to 290.7 million gallons in the first nine months of 2012.
Also impacting earnings for the first nine months of 2012 was pre-tax realized losses on commodity swaps of $68.3 million. There were no significant realized losses on commodity swaps for the first nine months of 2011.
Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on December 17, 2012 to stockholders of record at the close of business on December 3, 2012.
CONFERENCE CALL
The Company has scheduled a conference call for Wednesday, November 7, 2012, at 9:00 a.m. Eastern, to discuss the third quarter 2012 results. To access the call, please dial 877-941-8609, or 480-629-9692, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through November 23, 2012, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4570319#. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&L at 713-529-6600 or email dmw@drg-l.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon is a leading producer of asphalt, which it markets through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in Texas and New Mexico. Alon markets motor fuel products under the Alon brand name through a network of approximately 625 locations, including Alon's convenience stores.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2011, IS UNAUDITED)	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(dollars in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$2,360,334	$2,056,653	$6,062,956	$5,303,388
Operating costs and expenses:
Cost of sales	2,101,647	1,827,098	5,407,197	4,717,673
Unrealized losses on commodity swaps	5,017	—	37,458	—
Direct operating expenses	81,160	83,338	230,243	202,476
Selling, general and administrative expenses (2)	47,670	34,680	119,018	107,595
Depreciation and amortization (3)	31,870	29,812	93,000	80,046
Total operating costs and expenses	2,267,364	1,974,928	5,886,916	5,107,790
Gain (loss) on disposition of assets	(2,624)	229	(2,838)	161
Operating income	90,346	81,954	173,202	195,759
Interest expense (4)	(22,773)	(22,582)	(78,113)	(63,780)
Equity earnings of investees	4,542	2,005	6,112	3,775
Other income (loss), net (5)	202	(14,272)	(6,791)	(51,065)
Income before income tax expense	72,317	47,105	94,410	84,689
Income tax expense	26,776	17,004	34,705	26,952
Net income	45,541	30,101	59,705	57,737
Net income attributable to non-controlling interest	2,318	1,480	2,758	2,317
Net income available to common stockholders	$43,223	$28,621	$56,947	$55,420
Earnings per share, basic	$0.76	$0.51	$1.01	$1.00
Weighted average shares outstanding, basic (in thousands)	56,699	55,755	56,322	55,290
Earnings per share, diluted	$0.69	$0.46	$0.91	$0.91
Weighted average shares outstanding, diluted (in thousands)	63,060	61,690	62,679	61,231
Cash dividends per share	$0.04	$0.04	$0.12	$0.12
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$101,276	$109,478	$215,498	$58,362
Investing activities	(34,170)	(28,055)	(83,436)	(104,130)
Financing activities	(78,930)	(22,964)	(243,436)	149,682
OTHER DATA:
Adjusted net income available to common stockholders (6)	$47,587	$39,028	$91,255	$74,506
Adjusted earnings per share (6)	$0.84	$0.70	$1.62	$1.35
Adjusted EBITDA (7)	134,601	113,539	313,116	279,447
Capital expenditures (8)	31,748	23,162	72,273	91,120
Capital expenditures for turnaround and chemical catalyst	2,680	2,733	11,437	6,995

	September 30, 2012	December 31, 2011
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$45,692	$157,066
Working capital (A)	(337,021)	99,452
Total assets	2,320,937	2,330,382
Total debt	798,733	1,050,196
Total equity	456,341	395,784

(A)	We have launched syndication of $450,000 of new term debt and expect funding within a week; proceeds will be used to retire existing debt of $421,875 due August 2013.

REFINING AND UNBRANDED MARKETING SEGMENT
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (9)	$2,136,619	$1,862,181	$5,527,395	$4,797,125
Operating costs and expenses:
Cost of sales	1,917,852	1,681,163	5,005,249	4,336,655
Unrealized losses on commodity swaps	5,017	—	37,458	—
Direct operating expenses	72,259	72,271	204,001	170,214
Selling, general and administrative expenses	17,426	6,189	31,733	24,946
Depreciation and amortization	26,330	25,179	77,242	64,799
Total operating costs and expenses	2,038,884	1,784,802	5,355,683	4,596,614
Gain (loss) on disposition of assets	(2,532)	1	(2,528)	12
Operating income	$95,203	$77,380	$169,184	$200,523
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (10)	$28.19	$23.05	$23.85	$20.67
Refinery operating margin – CA Refineries (10)	0.12	3.64	1.60	(0.16)
Refinery operating margin – Krotz Springs (10)	11.28	7.77	7.55	5.61
Refinery direct operating expense – Big Spring (11)	3.92	4.68	3.92	4.40
Refinery direct operating expense – CA Refineries (11)	7.82	7.20	10.35	6.13
Refinery direct operating expense – Krotz Springs (11)	3.76	3.61	3.86	3.42
Capital expenditures	$23,520	$14,931	$45,606	$76,119
Capital expenditures for turnaround and chemical catalyst	2,680	2,733	11,437	6,995
PRICING STATISTICS:
WTI crude oil (per barrel)	$92.09	$89.75	$96.17	$95.42
WTS crude oil (per barrel)	88.75	88.93	92.08	92.95
Buena Vista crude oil (per barrel)	106.23	107.27	110.14	106.62
LLS crude oil (per barrel)	102.54	112.94	111.81	110.50
Crack spreads (3/2/1) (per barrel):
Gulf Coast (12)	$31.76	$31.28	$27.54	$24.53
Crack spreads (3/1/1/1) (per barrel):
West Coast (12)	$14.40	$11.22	$12.84	$11.09
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (12)	$15.91	$12.44	$12.05	$9.87
Crude oil differentials (per barrel):
WTI less WTS (13)	$3.34	$0.82	$4.09	$2.47
LLS less WTI (13)	15.02	18.87	15.25	14.55
WTI less Buena Vista (13)	(14.14)	(17.52)	(13.97)	(11.20)
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$2.89	$2.82	$2.89	$2.80
Gulf Coast ultra-low sulfur diesel	3.07	3.01	3.06	2.97
Gulf Coast high sulfur diesel	2.97	2.95	2.99	2.91
West Coast LA CARBOB (unleaded gasoline)	3.04	2.89	3.09	2.92
West Coast LA ultra-low sulfur diesel	3.13	3.03	3.12	3.05
Natural gas (per MMBTU)	2.89	4.05	2.58	4.21

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2012		2011		2012		2011
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTS crude	52,108	74.9	42,769	75.2	53,297	78.6	48,882	80.2
WTI crude	15,398	22.1	10,904	19.2	12,790	18.8	9,845	16.2
Blendstocks	2,057	3.0	3,155	5.6	1,797	2.6	2,162	3.6
Total refinery throughput (14)	69,563	100.0	56,828	100.0	67,884	100.0	60,889	100.0
Refinery production:
Gasoline	34,918	50.3	26,846	47.3	33,653	49.6	28,969	47.8
Diesel/jet	23,215	33.5	18,570	32.6	22,234	32.8	19,704	32.5
Asphalt	4,148	6.0	4,619	8.1	4,241	6.3	4,505	7.4
Petrochemicals	4,040	5.8	3,422	6.0	4,005	5.9	3,664	6.0
Other	3,045	4.4	3,423	6.0	3,627	5.4	3,837	6.3
Total refinery production (15)	69,366	100.0	56,880	100.0	67,760	100.0	60,679	100.0
Refinery utilization (16)		96.4%		89.9%		97.3%		88.3%

THROUGHPUT AND PRODUCTION DATA: CALIFORNIA REFINERIES	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2012		2011		2012		2011
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	23,228	71.9	9,363	24.0	9,903	46.1	4,632	21.7
Heavy crude	8,065	25.0	23,928	61.2	10,259	47.8	14,707	68.9
Blendstocks	1,005	3.1	5,765	14.8	1,310	6.1	2,018	9.4
Total refinery throughput (14)	32,298	100.0	39,056	100.0	21,472	100.0	21,357	100.0
Refinery production:
Gasoline	7,867	24.4	10,178	26.1	3,798	17.8	4,433	20.9
Diesel/jet	13,929	43.2	14,863	38.3	7,152	33.4	6,933	32.9
Asphalt	7,528	23.4	10,918	28.0	5,906	27.7	6,456	30.5
Light unfinished	—	—	525	1.3	267	1.3	177	0.8
Heavy unfinished	1,833	5.7	960	2.5	3,668	17.2	2,462	11.6
Other	1,057	3.3	1,498	3.8	554	2.6	708	3.3
Total refinery production (15)	32,214	100.0	38,942	100.0	21,345	100.0	21,169	100.0
Refinery utilization (16)		43.2%		45.9%		27.8%		26.7%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2012		2011		2012		2011
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTI crude	23,159	33.5	—	—	16,640	25.1	—	—
Gulf Coast sweet crude	45,925	66.3	66,265	99.9	49,381	74.3	61,423	98.6
Blendstocks	141	0.2	65	0.1	392	0.6	846	1.4
Total refinery throughput (14)	69,225	100.0	66,330	100.0	66,413	100.0	62,269	100.0
Refinery production:
Gasoline	28,693	41.1	27,396	41.1	27,170	40.5	25,905	41.5
Diesel/jet	28,184	40.2	30,491	45.7	28,056	41.8	28,757	46.0
Heavy Oils	2,554	3.6	2,828	4.2	2,737	4.1	2,577	4.1
Other	10,605	15.1	6,017	9.0	9,162	13.6	5,245	8.4
Total refinery production (15)	70,036	100.0	66,732	100.0	67,125	100.0	62,484	100.0
Refinery utilization (16)		83.1%		79.7%		79.4%		80.2%

ASPHALT SEGMENT
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$203,982	$201,081	$449,442	$435,135
Operating costs and expenses:
Cost of sales (17)	195,903	191,296	414,323	421,480
Direct operating expenses	8,901	11,067	26,242	32,262
Selling, general and administrative expenses	1,268	1,310	3,188	3,833
Depreciation and amortization	1,485	1,522	4,281	4,999
Total operating costs and expenses	207,557	205,195	448,034	462,574
Gain on disposition of assets	1	—	1	—
Operating income (loss)	$(3,574)	$(4,114)	$1,409	$(27,439)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (18)	300	351	674	727
Non-blended asphalt sales volume (tons in thousands) (19)	17	30	77	127
Blended asphalt sales price per ton (18)	$657.68	$540.07	$623.24	$539.52
Non-blended asphalt sales price per ton (19)	392.76	383.87	381.49	337.82
Asphalt margin per ton (20)	25.49	25.68	46.76	15.99
Capital expenditures	$1,075	$125	$8,535	$1,458

RETAIL AND BRANDED MARKETING SEGMENT
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$400,140	$383,636	$1,159,369	$1,083,455
Operating costs and expenses:
Cost of sales (17)	368,299	344,884	1,060,875	971,865
Selling, general and administrative expenses	28,773	26,993	83,513	78,252
Depreciation and amortization	3,444	2,707	9,689	9,037
Total operating costs and expenses	400,516	374,584	1,154,077	1,059,154
Gain (loss) on disposition of assets	(93)	228	(311)	149
Operating income (loss)	$(469)	$9,280	$4,981	$24,450
KEY OPERATING STATISTICS:
Branded fuel sales (thousands of gallons) (21)	100,800	95,160	290,708	272,101
Branded fuel margin (cents per gallon) (21)	(2.5)	5.5	(0.6)	5.0
Number of stores (end of period) (22)	299	303	299	303
Retail fuel sales (thousands of gallons)	43,978	40,769	126,845	115,931
Retail fuel sales (thousands of gallons per site per month) (22)	51	47	49	44
Retail fuel margin (cents per gallon) (23)	14.5	15.9	14.6	16.7
Retail fuel sales price (dollars per gallon) (24)	$3.46	$3.52	$3.51	$3.47
Merchandise sales	$82,069	$79,366	$238,062	$225,812
Merchandise sales (per site per month) (22)	$91	$87	$88	$83
Merchandise margin (25)	32.3%	32.4%	32.5%	33.0%
Capital expenditures	$6,669	$7,777	$16,865	$12,271
________________

(1)
Includes excise taxes on sales by the retail and branded marketing segment of $17,159 and $15,476 for the three months ended September 30, 2012 and 2011, respectively, and $49,481 and $44,887 for the nine months ended September 30, 2012 and 2011, respectively. Net sales also includes net royalty and related net credit card fees of $1,427 and $1,265 for the three months ended September 30, 2012 and 2011, respectively, and $4,346 and $4,177 for the nine months ended September 30, 2012 and 2011, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $203 and $188 for the three months ended September 30, 2012 and 2011, respectively, and $584 and $564 for the nine months ended September 30, 2012 and 2011, respectively, which are not allocated to our three operating segments.

(3)
Includes corporate depreciation and amortization of $611 and $404 for the three months ended September 30, 2012 and 2011, respectively, and $1,788 and $1,211 for the nine months ended September 30, 2012 and 2011, respectively, which are not allocated to our three operating segments.

(4)
Interest expense for the nine months ended September 30, 2012, includes a charge of $9,624 for the write-off of unamortized original issuance discount associated with our repayment of the Alon Brands Term Loan.

(5)
Other income (loss), net for the nine months ended September 30, 2012 and the three and nine months ended September 30, 2011, is substantially the loss on heating oil call option crack spread contracts.

(6)
The following table provides a reconciliation of net income available to common stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income available to common stockholders utilized in determining adjusted earnings per share, excluding the after-tax loss on write-off of unamortized original issuance discount, after-tax loss on heating oil call option crack spread contracts, after-tax unrealized losses on commodity swaps, after-tax gain from reduction in system inventories and after-tax gain (loss) on disposition of assets. Our management believes that the presentation of adjusted net income available to common stockholders and adjusted earnings per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company's operating results.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(dollars in thousands)
Net income available to common stockholders	$43,223	$28,621	$56,947	$55,420
Plus: Write-off of original issuance discount, net of tax	—	—	5,781	—
Plus: Loss on heating oil call option crack spread contracts, net of tax	—	10,551	4,413	32,697
Plus: Unrealized losses on commodity swaps, net of tax	2,795	—	22,416	—
Less: Gain from reduction in system inventories, net of tax	—	—	—	(13,508)
Less: (Gain) loss on disposition of assets, net of tax	1,569	(144)	1,698	(103)
Adjusted net income available to common stockholders	$47,587	$39,028	$91,255	$74,506
Adjusted earnings per share	$0.84	$0.70	$1.62	$1.35

(7)
Adjusted EBITDA represents earnings before net income attributable to non-controlling interest, income tax expense, interest expense, depreciation and amortization, gain (loss) on disposition of assets, unrealized losses on commodity swaps and loss on heating oil call option crack spread contracts. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income attributable to non-controlling interest, income tax expense, interest expense, gain (loss) on disposition of assets, unrealized losses on commodity swaps, loss on heating oil call option crack spread contracts and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income available to common stockholders to Adjusted EBITDA for the three and nine months ended September 30, 2012 and 2011:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(dollars in thousands)
Net income available to common stockholders	$43,223	$28,621	$56,947	$55,420
Net income attributable to non-controlling interest	2,318	1,480	2,758	2,317
Income tax expense	26,776	17,004	34,705	26,952
Interest expense	22,773	22,582	78,113	63,780
Depreciation and amortization	31,870	29,812	93,000	80,046
(Gain) loss on disposition of assets	2,624	(229)	2,838	(161)
Unrealized losses on commodity swaps	5,017	—	37,458	—
Loss on heating oil call option crack spread contracts	—	14,269	7,297	51,093
Adjusted EBITDA	$134,601	$113,539	$313,116	$279,447

(8)
Includes corporate capital expenditures of $484 and $329 for the three months ended September 30, 2012 and 2011, respectively, and $1,267 and $1,272 for the nine months ended September 30, 2012 and 2011, respectively, which are not allocated to our three operating segments.

(9)
Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(10)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial hedge positions and certain inventory adjustments) attributable to each refinery by the refinery's throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin excludes unrealized losses on commodity swaps of $5,017 and $37,458 for the three and nine months ended September 30, 2012, as shown separately in the statements of operations. The refinery operating margin excludes realized losses on commodity swaps of $33,839 and $68,260 for the three and nine months ended September 30, 2012, respectively.
The refinery operating margin for the nine months ended September 30, 2011, excludes a benefit from inventory reductions of $22,460.

(11)
Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California, and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes. Direct operating expenses related to the Bakersfield refinery of $3,356 for the nine months ended September 30, 2011 have been excluded from the per barrel measurement calculation.

(12)
We compare our Big Spring refinery's per barrel operating margin to the Gulf Coast 3/2/1 crack spread. A 3/2/1 crack spread is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra-low sulfur diesel and the market value of West Texas Intermediate Cushing, or WTI, a light, sweet crude oil.

We compare our California refineries' per barrel operating margin to the West Coast 3/1/1/1 crack spread. A 3/1/1/1 crack spread is calculated assuming that three barrels of a benchmark crude oil are converted into one barrel of gasoline, one barrel of diesel and one barrel of fuel oil. We calculate the West Coast 3/1/1/1 crack spread using the market values of West Coast LA CARBOB pipeline gasoline, LA ultra-low sulfur pipeline diesel, and LA 380 pipeline CST (fuel oil) and the market value of Buena Vista crude oil.
We compare our Krotz Springs refinery's per barrel operating margin to the Gulf Coast 2/1/1 crack spread. A 2/1/1 crack spread is calculated assuming that two barrels of a benchmark crude oil are converted into one barrel of gasoline and one barrel of diesel. We calculate the Gulf Coast 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and Gulf Coast high sulfur diesel and the market value of Light Louisiana Sweet, or LLS, crude oil.

(13)
The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI less Buena Vista spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Buena Vista crude oil. The LLS less WTI spread represents the differential between the average value per barrel of LLS crude oil and the average value per barrel of WTI crude oil.

(14)
Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process. Throughput data for the California refineries for the nine months ended September 30, 2012 and 2011 reflects substantially six months of operations as the California refineries were not in operation for the first quarter of 2012 and 2011. The throughput data of the Krotz Springs refinery for the nine months ended September 30, 2011, reflects approximately a one month shutdown due to flooding in Louisiana and the impact on crude oil supply to the refinery.

(15)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(16)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(17)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(18)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(19)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(20)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(21)
Branded fuel sales represent branded fuel sales to our wholesale marketing customers that are primarily supplied by the Big Spring refinery. The branded fuels that are not supplied by the Big Spring refinery are obtained from third-party suppliers. The branded fuel margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis.

(22)	At September 30, 2012 we had 299 retail convenience stores of which 286 sold fuel. At September 30, 2011 we had 303 retail convenience stores of which 290 sold fuel.

(23)
Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(24)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(25)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.